Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of August 14, 2015 and effective as of the Closing Date (as defined in the Purchase Agreement), by and between PeerLogix Technologies, Inc., a Delaware Corporation, (together with its successors and assigns, the “Company”) and William Gorfein (“Executive”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company as the Company’s Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

A G R E E M E N T

1.          Employment and Term. The Company hereby agrees to employ Executive and Executive hereby accepts employment by the Company on the terms and conditions herein set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the date hereof and shall terminate on the day immediately following the third (3rd) anniversary of the date hereof; provided, however, that the Term will thereafter be extended for additional one-year periods unless the Company or the Executive gives six (6) months’ notice of the intention to terminate this Agreement. The definition of “Term” shall include any extensions pursuant to this Agreement. Notwithstanding the foregoing, Executive’s employment may be earlier terminated in accordance with the provisions of Section 5 below.

2.          Position, Duties and Responsibilities; Location.

2.1              Position and Duties. Executive shall be employed as Chief Executive Officer of the Company and Executive shall report to the Board of Directors of the Company and shall have such duties, powers and responsibilities as are customarily assigned to a like executive of a similarly situated company, including exercising creative and operational control of the Company, which duties, powers and responsibilities shall include day to day management of the Company and events that are managed, promoted and/or controlled by the Company or its subsidiaries. In addition, Executive shall have such other duties and responsibilities, consistent with his position as the may reasonably assign .

2.2              Exclusive Services and Efforts. Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention during the Term exclusively to the business and affairs of the Company. It is expressly understood and agreed that, during the Term, Executive will not be employed by, render services to, or represent, any other person, firm or company engaged in a business of a similar nature or in competition with the Company without the prior written consent of the Company. Notwithstanding the foregoing, Executive shall be entitled to engage in (a) service on the board of directors of not-for-profit organizations, (b) other charitable activities and community affairs, and (c) management of his personal and family investments and affairs, in each case to the extent such activities do not either individually or in the aggregate, materially interfere with the performance of his duties and responsibilities to the Company.

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2.3              Compliance with Policies. Executive shall be subject to the Bylaws, policies, codes of conduct, policies, practices, procedures and rules of the Company.

2.4              Location. Executive’s principal places of business will be at the principal offices of the Company.

3.          Compensation.

3.1              Base Salary. During the Term, the Company hereby agrees to pay to Executive an annualized base salary initially of One Hundred and Twenty Thousand Dollars ($120,000) (the “Salary”), with annual increases of 10% per year commencing one year, subject to all applicable federal, state and local income and employment taxes and other required or elected withholdings and deductions, payable in equal installments on the Company’s regularly-scheduled paydays as it is earned. Executive’s Salary will be reviewed from time to time by the Board and may be increased based upon such factors as the Board may deem relevant.

3.2              Bonuses. On an annual basis, the Board may grant Executive cash or equity bonuses in amounts to be determined by the Board should the Board, in its sole discretion, deem the same appropriate in light of Executive’s performance or the Company’s financial performance; provided, however, that the failure of the Board to award any such bonus shall not give rise to any claim against the Company.

3.3              Long-Term Incentive Compensation. Executive shall be entitled to participate in such equity incentive plans of the Company to the extent that other senior executives of the Company participate in such equity incentive plans. The grant of any equity incentive awards shall be at the discretion of the Board of Directors of Company.

4.          Employee Benefits; Etc.

4.1              Participation in Benefit Plans. During the Term, Executive shall be entitled to participate in all such health, 401k, group insurance, welfare, pension, vacation, sick-leave, long-term disability and other employee benefit plans, programs and arrangements as are made generally available from time to time to senior executives of the Company (which shall include all customary health, life insurance and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally. Executive’s rights and entitlements with respect to any benefits shall be subject to the provisions of the relevant plans, contracts or policies providing such benefits. Nothing contained herein shall be deemed to impose any obligation on the Company to maintain or adopt any such plans, policies or contracts or to limit the Company’s right to modify or eliminate such plans, policies or contracts in its sole discretion.

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4.2              Vacation. During the Term, Executive shall be entitled to three (3) weeks paid vacation per calendar year in accordance with, and subject to, the Company’s vacation policy, as it may change from time to time, with the timing of any such vacation to be agreed upon. Executive shall additionally be permitted such other vacation time as the Executive may request, without pay, so long as such additional vacation time doesn’t negatively affect Executive’s ability to carry out his duties hereunder.

4.3              Expenses. The Company shall reimburse Executive for all necessary and reasonable out-of-pocket travel and other business expenses incurred by Executive, which relate to Executive’s duties hereunder, in accordance with the in effect from time to time.

5.          Termination.

5.1              General. The Board may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason, in either case subject to the terms of this Agreement. In the event of the termination (i) by Executive of his employment hereunder for any reason other than for Good Reason; or (ii) in the event Executive’s employment is terminated by the Board for Cause, he shall promptly resign from any board, committee, and/or any other position he then holds that is affiliated with the Company. For purposes of this Agreement, the following terms have the following meanings:

(a)        “Accrued Obligations” shall mean: any unpaid expense or other reimbursements due pursuant to Section 4.3 hereof or otherwise.

(b)        “Cause” shall mean any of the following: (i) deliberate failure to devote substantially all of Executive’s business time and best efforts to his duties, except as otherwise provided herein; (ii) Executive is indicted for a felony; (iii) in carrying out his duties hereunder, Executive engages in conduct that constitutes gross misconduct, or gross neglect and that, in either case, results in material economic or reputational harm to the Company or its future business prospects or which otherwise materially impairs Executive’s ability to effectively carry out his duties hereunder; or (iv) Executive’s material violation of this Agreement or any material Company policy. For purposes of this Agreement, Cause shall not be deemed to exist unless, following the initial existence of one of the conditions specified in clauses (i) or (iv) above and only to the extent such condition can be remedied, the Executive fails to remedy the condition within thirty (30) days after receipt of notice thereof.

(c)        “Disability” shall mean Executive’s inability to substantially fulfill his duties on behalf of the Company for a continuous period of six (6) months. If there is any disagreement between the Company and Executive as to Executive’s Disability or as to the date any such Disability began or ended, the same shall be determined by a physician mutually acceptable to the Company and Executive whose determination shall be conclusive evidence of any such Disability and of the date any such Disability began or ended.

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(d)        “Good Reason” shall mean any of the following:

(i)          the assignment to the Executive by the Company of duties in connection with, or a substantial alteration in the nature or status of, Executive's responsibility on the later of the date of this Agreement or on the last date on which such responsibilities are increased;

(ii)         a reduction by the Company in the Executive's base salary as in effect on the later of the date of this Agreement or the last date on which such base salary is increased:

(iii)        any material breach by the Company of any provision of this Agreement; provided, however, that the Executive shall give written notice to the Company which shall indicate those specified provisions in this Agreement relied upon and which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination;

(iv)        any failure by the Company to obtain the assumption of this Agreement by any successors or assigns of the Company; or

(v)         the Company’s material breach of any term or condition of this Agreement, except to the extent that such breach was caused by malfeasance or negligence by the Executive.

(e)              For purposes of this Agreement, Good Reason shall not be deemed to exist unless the termination of Executive’s employment for Good Reason occurs within one hundred twenty (120) days following the Executive’s actual knowledge of the initial existence of one of the conditions specified in clauses (i) through (v) above, Executive provides the Company with written notice of the existence of such condition within thirty (30) days after becoming aware of the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

(f)              “Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

5.2         Termination by the Company Without Cause. Subject to Section 5.7, in the event that Executive’s employment is terminated by the Company without Cause, Executive shall be entitled to receive the Accrued Obligations plus a lump sum payment, payable within thirty (30) days of the Termination Date, in an amount equal to

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5.3         Termination for Good Reason.

(a)                Subject to Section 5.7, if the Executive's employment shall be terminated by the Executive for Good Reason, then the Company shall pay to the Executive as severance pay, the Accrued Obligations plus a lump sum payment, payable within thirty (30) days of the Termination Date, in an amount equal to

(b)               The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits, after the date of termination, or otherwise.

(c)                The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan of the Company, or other contract, plan or arrangement, or pursuant to applicable law.

5.4         Death. Executive’s employment shall terminate in the event of his death. Subject to Section 5.7, in the event that Executive’s employment hereunder is terminated due to his death, the Term shall expire on the Termination Date and he and/or his estate or beneficiaries (as the case may be) shall be entitled to the Accrued Obligations plus a lump sum payment, payable within thirty (30) days following the Termination Date, in an amount equal to six (6) months’ of Executive's base salary as in effect immediately prior to the Termination Date.

5.5         Disability. Either Executive or the Company may terminate Executive’s employment in the event of his Disability (provided that no termination of Executive’s employment hereunder for Disability shall be effective unless the party terminating Executive’s employment first gives at least five (5) days’ written notice of such termination to the other party). Subject to Section 5.7, in the event that Executive’s employment hereunder is terminated due to his Disability, the Term shall expire on the Termination Date and he and/or his estate or beneficiaries (as the case may be) shall be entitled to the Accrued Obligations plus a lump sum payment, payable within thirty (30) days following the Termination Date, in an amount equal to six (6) months’ of Executive's base salary as in effect immediately prior to the Termination Date.

5.6         Termination by the Company For Cause, by Executive not for Good Reason, or Nonrenewal of Term by Executive. In the event that Executive’s employment hereunder is terminated by the Company for Cause, by Executive for any reason other than for Good Reason, or Executive elects not to renew or extend the Term, the Term shall expire as of the Termination Date and Executive shall be entitled to the Accrued Obligations to be paid by December 31 of the year in which the Termination Date occurs.

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5.7         Release. Executive’s entitlement to the payments described in Sections 5.2, 5.3, 5.4, 5.5 and 5.6 (other than the Accrued Obligations) is expressly contingent upon Executive (or, in the event of Executive’s death, Executive’s beneficiaries) first providing the Company with a signed general release of claims arising out of the Executive’s employment and termination of the Executive’s employment, but excluding claims and causes of action relating to (i) the Company’s obligations to make payments after termination of employment pursuant to the express terms of this Agreement or (i) the Purchase Agreement or any other agreement entered into in connection with the transactions contemplated thereby, in favor of the Company substantially in the form attached hereto as Exhibit A (the “Release”) and not revoking such Release for a period of seven days after its execution or thereafter. In order to be effective, the Release must be delivered by Executive to the Company no later than forty-five (45) days following the Termination Date.

6.          Other Tax Matters.

6.1         The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

6.2         Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitute a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

6.3         After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

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6.4         To the extent that any reimbursements pursuant to Section 4 or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4 or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

7.          Confidentiality. Other than in the ordinary course of his duties for the Company, unless he obtains the prior written consent of the Company, Executive shall at all times keep confidential and shall refrain from using, disclosing, disseminating, publishing, or causing to be used, disclosed, disseminated or published, for the benefit of himself, or any person or entity other than the Company or its subsidiaries, any Confidential Information (unless such Confidential Information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 7 shall prevent Executive, with or without the Company’s consent, from participating in or disclosing Confidential Information in connection with (i) any judicial or administrative investigation, inquiry or proceeding pursuant to which Executive is required by law or by a court, government agency or legislative body to divulge, disclose or make accessible such information, in which case Executive shall provide the Company with prompt written notice or (ii) the Company’s (or any parent company resulting from a reverse merger transaction) public reporting requirements to the extent that such participation or disclosure is required under applicable law. “Confidential Information” means (A) confidential or proprietary information or trade secrets of or relating to the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”) including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications thereof, ideas, inventions, works discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential and/or proprietary and owned, developed or possessed by the Company Group, whether in tangible or intangible form or (B) confidential or proprietary information with respect to the Company Group’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment.

8.          Non-Disparagement. During and after the Term, Executive and Company Group each agree not to make, publish or communicate to any person or entity or in any public forum (including, without limitation, on the internet, to the media, via published material, to analysts or in comparable forums) any comments or statements (written or oral) that criticize, denigrate or disparage, or are detrimental to, the reputation or stature of any member of the Company Group or the Executive, respectively, or their businesses, or any of their respective affiliates, officers, directors, employees or agents; provided, however, that nothing in this Agreement shall restrict Executive or the Company Group from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the course of performing his duties during the Term; (e) from rebutting any statement made or written about him or it; or (f) from making normal competitive statements about the business or products of any member of the Company Group.

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9.                  Non-Competition. During the Term, Executive shall not, directly or indirectly, (as defined in the Purchase Agreement) in each case with respect to the Business (as defined in the Purchase Agreement) or any portion of the business of the Company, or any of its Affiliates or their successors or assigns in which the Executive actually participatesparticipates“Restricted Activity” means any activity that is, or would reasonably be deemed to be, competitive with any material aspect of the Company.

10.              Non-Solicitation. During the Term and for a period of twelve (12) months following the Termination Date, Executive shall neither, directly nor indirectly, hire, solicit, or recruit any Restricted Person, other than accountants, attorneys and other professionals that have provided services to , or attempt to persuade any Restricted Person to terminate such Restricted Person’s employment, consulting, advisory, or other services contract or arrangement with any member of the Company Group or any of their affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have breached this Section by soliciting his executive assistant to leave his employment with the Company Group.

11.              Notices. Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his last address on file with the Company. Any party may change such address from time to time by notice to the others.

12.              Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, exclusive of any choice of law rules.

13.              Arbitration; Legal Fees. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company each agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory, contractual and other claims, other than a dispute relating to the restrictions in Sections 7, 8, 9 and 10 in which the exclusive relief sought is an equitable remedy such as an injunction, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in New York, New York, conducted by JAMS, Inc. (“JAMS”). The arbitration shall be conducted in accordance with the applicable employment rules of JAMS then in effect and the requirements of New York law and the Federal Arbitration Act (9 U.S.C., Sections 1-14) regarding the terms and enforcement of arbitration agreements. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law, and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. In the event of any material contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses unless the arbitrator determines otherwise.

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14.              Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive). By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

15.              Assignment. Except as otherwise specifically provided herein, this Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive or the Company and any attempt to do so shall be null and void. The Company may assign its rights, together with its obligations, hereunder to an affiliate or subject to the Termination provisions of Section 5 hereof, in connection with any sale, transfer or other disposition of all or substantially all of its business or assets of the Company; in any event the rights and obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets. This Agreement shall inure to the benefit of, and be binding upon, Executive and his executors, administrators, heirs and legal representatives.

16.              Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

17.              Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

18.              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or e-mail (as a .pdf, .tif or similar un-editable attachment) shall be effective for all purposes.

19.              Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties regarding the subject matter of this Agreement.

[Remainder of page intentionally left bank. Signature page follows.]

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IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

PEERLOGIX TECHNOLOGIES, INC.

By: /s/ Joshua Partridge

Name: Joshua Partridge

Title: Secretary

EXECUTIVE:

/s/ William Gorfein

Name: William Gorfein

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Exhibit A

Release

(see attached.)

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GENERAL RELEASE OF CLAIMS

1.                  _______________ (“Employee”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 5 of the Employment Agreement to which this release is attached as Exhibit A (the “Agreement”), does hereby release and forever discharge PeerLogix Technologies, Inc. (the “Company”) and its subsidiaries, affiliated companies, successors and assigns, and their current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, whether known or unknown (“Claims”), under any applicable laws arising solely under or in connection with Employee’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Employee acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Employee expressly waives any and all claims under ADEA that he may have as of the date hereof. Employee further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any Claims or rights to receive any payments or benefits pursuant to Section 5 of the Agreement, (ii) any rights or Claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any Claims or rights to indemnification the Employee may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any Claims or rights to benefits under any employee benefit plan maintained by the Company or its subsidiaries or affiliated companies that is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, (v) any Claims or rights for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (vi) any Claims or rights as a holder of equity securities of the Company.

2.                  Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Employee shall not have relinquished his right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived his rights under ADEA.

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3.                  Employee hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Employee also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.                  Employee acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.                  Employee acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.                  This General Release of Claims shall take effect on the eighth day following Employee’s execution of this General Release of Claims unless Employee’s written revocation is delivered to the Company within seven (7) days after such execution.

_______________________________

_______________, 20__

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